Exhibit 99.1

(English Translation)

Alexion Initiates Eculizumab Access Program for STEC-HUS in Germany in

Response to Physician Requests

Company Responds to Requests from Physicians Treating Patients with Life-

Threatening STEC-HUS Resulting from Epidemic of EHEC Infections

Munich, May 30, 2011 Alexion Pharma Germany GmbH, a subsidiary of Alexion Pharmaceuticals, Inc., today announced that, in view of the growing epidemic of Enterohaemorrhagic Escherichia coli (EHEC) infections in Germany, the Company has initiated an eculizumab access program in response to requests from physicians who are treating patients with STEC-HUS, a potentially life-threatening outcome of EHEC. Alexion is providing these physicians with eculizumab (Soliris®), the Company’s first-in-class terminal complement inhibitor, at no charge, and is also collaborating with them to review related scientific and medical information to support the best treatment options for patients with STEC-HUS.

Background: EHEC, STEC-HUS, and TMA

Since early May, an unusually high number of cases of infections with EHEC bacteria have been observed in Germany, and a significant proportion of these patients have experienced a life-threatening complication of EHEC known as Shiga-toxin producing E. coli haemolytic uremic syndrome (STEC-HUS). To date, media reports indicate that more than 1,000 people in Germany have been affected by the EHEC outbreak, with hundreds of hospitalizations and a number of deaths.

STEC-HUS is life-threatening due to uncontrolled complement activation which causes platelet activation, thrombosis (blood clots), haemolysis (red blood cell destruction), and inflammation in small blood vessels throughout the body, a process known as systemic thrombotic microangiopathy, or systemic TMA. Due to systemic TMA, STEC-HUS patients are at risk of progressive damage to multiple vital organs including the heart, lungs, kidneys and organs of the gastrointestinal system. This organ damage ultimately leads to sudden and pre-mature death. Multiple hospitals in Germany have contacted Alexion due to the growing EHEC epidemic and the number of associated life-threatening cases of STEC-HUS, based on their view that eculizumab may reduce the likelihood of life-threatening complications in their patients. Alexion has been responding to these requests from physicians and hospitals and is providing eculizumab free of charge in response to this emergency situation. In addition, Alexion has provided scientific and medical information upon request of physicians to assist them in their urgent efforts to treat their EHEC patients who developed STEC-HUS.

“Alexion will continue to respond to requests from hospitals in Germany and the German government as they consider the best treatment options to address the continuing crisis,” said Stephen P. Squinto, Ph.D., Executive Vice President, Head of Research and Development of Alexion. “The company will continue to provide eculizumab as requested and free of charge to patients in urgent need until the current crisis is controlled.”

Eculizumab is approved in the US, European Union, Japan and other countries for the treatment of patients with paroxysmal nocturnal hemoglobinuria (PNH), an ultra-rare blood disorder, and is not approved in any country as a treatment for any other condition. There have been no controlled studies of eculizumab for STEC-HUS, though recent case studies published in the New England Journal of Medicine (1) describe encouraging results from the drug’s use in several patients with STEC-HUS.

As part of the Company’s research and development initiatives, eculizumab is under regulatory review in the US and EU as a treatment for patients with atypical haemolytic uraemic syndrome (aHUS). Although similar in their life-threatening TMA manifestations, aHUS and STEC-HUS are different diseases: aHUS is a life-long genetic disease while STEC-HUS is not genetic and results from an isolated episode of infection.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company focused on serving patients with severe and ultra-rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Further information about Alexion Pharmaceuticals, Inc. can be found at: www.alexionpharma.com.

Contact

At Alexion: Thomas Bock, M.D., Senior Vice President, Global Medical Affairs (e-mail: EHECmedinfo@alxn.com)

1. Lapeyraque A-L, Malina M, Fremeaux-Bacchi V, et al. Complement blockade in severe Shigatoxin–associated HUS. N Engl J Med 2011. DOI: 10.1056/NEJMc1100859.